Exhibit 10.46

B. Riley Financial, Inc.
2021 STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of performance-based restricted stock units (“PSUs”) by B. Riley Financial, Inc., a Delaware corporation (together with any Subsidiary, and any successor entity thereto, the “Company”), under the B. Riley Financial, Inc. 2021 Stock Incentive Plan (as amended, supplemented or modified from time to time, the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	[●] (the “Grantee”).

Grant Date:	[●] (the “Grant Date”).

Target PSUs:	[●] (the “PSUs”). The number of PSUs that will actually vest will be determined based on achievement of the Performance Metrics below.

Vesting:

Subject to the Grantee’s continued Employment with the Company and other limitations set forth in this Award Agreement and the Plan, the PSUs will vest upon the earlier to occur of: (a) the determination and approval by the Committee that the Adjusted Stock Price Hurdle (as set forth below) has been achieved during the Performance Period; provided that if such Adjusted Stock Price Hurdle is achieved prior to the second anniversary of the Grant Date, the PSUs will not vest until the second anniversary of the Grant Date or (b) immediately prior to the effective time of a Change in Control during the Performance Period (such date, the “Vesting Date”).

Any unvested PSUs will be forfeited upon the Grantee’s termination of Employment provided however, in no event shall the Participant’s death or being Disabled be deemed a termination of Continued Service for purposes of this agreement.

Performance Period:	January 1, 20[●] through December 31, 20[●] (the “Performance Period”)

Performance Metrics:	The “Adjusted Stock Price Hurdle” will be considered achieved if the Adjusted Closing Price (as defined below) equals or exceeds $[●]. “Adjusted Closing Price” means the consecutive five trading day average closing price of one share of B. Riley Financial, Inc. common stock (“Common Stock”), plus the aggregate amount of dividends paid with respect to such share of Common Stock prior to the Vesting Date assuming the dividends had been reinvested in Common Stock as of the ex-dividend date (in each case appropriately adjusted for any stock splits or other corporate transaction affecting shares of Common Stock). The Committee shall have sole authority to determine whether or not the Adjusted Stock Price Hurdle is achieved. All unvested PSUs shall automatically expire and shall not be eligible for vesting after the last day of the Performance Period.

Payment:	The Company will deliver to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each vested PSU no later than 60 days after the PSU vests, subject to applicable tax withholding (such date the Shares are so delivered, a “Payment Date”). The Grantee may satisfy the minimum statutory tax withholding and employment tax obligations associated with the vesting of the PSUs, by surrendering Shares to the Company (including Shares that would otherwise be issued upon vesting of the PSUs) that have a Fair Market Value equal to such tax withholding and/or employment tax obligations.

Dividend Equivalent Rights:	On a Payment Date, the Company will pay to the Grantee a cash amount equal to the product of (1) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the PSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to such Payment Date and (2) the number of Shares delivered to the Grantee on such Payment Date (including for this purpose any Shares which would have been delivered on such Payment Date but for being withheld to satisfy tax withholding obligations).

Restrictive Covenants:	Grantee will be subject to the restrictive covenants set forth in Exhibit A, provided that if Grantee is subject to restrictive covenants pursuant to an Employment Agreement (as defined below), the restrictive covenants set forth in the Employment Agreement shall apply.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in this Award Agreement, this Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the PSUs. In the event that any provision of this Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement or similar agreement between the Grantee and the Company (“Employment Agreement”), the terms of the Employment Agreement will control.

By accepting this award, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

B. Riley Financial, Inc.

By:
Name:
Title:

[NAME OF GRANTEE]